Contact:	Stephen H. Gordon David S DePillo	Chairman & CEO Vice-Chairman & Pres.	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES RECORD
CORE LOAN ORIGINATIONS OF $135 MILLION AND
TOTAL ORIGINATIONS OF $160 MILLION DURING APRIL 2004

– Retained Record 100% of Core Loan Originations –

IRVINE, CA – May 6, 2004 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”), announced today record core loan originations totaling $135.2 million and record total loan originations equaling $159.7 million for the month of April 2004, as well as that it retained a record 100% of its core loan originations.

Stephen H. Gordon, Chairman and Chief Executive Officer stated, “The Company experienced strong adjustable rate loan originations throughout the month of April, while at the same time booking a steady stream of new adjustable rate multi-family and commercial loans into the loan pipeline. Additionally, as the Company continues to retain record amounts and percentages of its core loan originations, driving strong balance sheet growth, while not sacrificing asset quality, it anticipates significant continued growth in the Company’s earnings.”

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. The Company was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Malibu, California in June 2004, Beverly Hills, California in the summer of 2004, and Newport Coast, California in 2005. On January 27, 2004, the Company announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.8 billion of deposits and 15 branches.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.